Weyco Reports Record First Quarter Sales and Earnings

MILWAUKEE, May 2 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS), today announced financial results for the quarter ended March 31, 2007.

Net earnings grew approximately 7% to $5.7 million, up from $5.3 million in 2006. The $5.7 million of earnings is the highest first quarter earnings ever reported by the Company. Diluted earnings per share increased to $.47 per diluted share in 2007 from $.44 per diluted share in 2006.

Net sales were a record $63.9 million, up 8%, compared with $59.3 million in 2006. Sales in the wholesale division, which include wholesale sales and licensing revenues, were $56.6 million compared with $52.3 million in 2006. Wholesale sales were $55.5 million in 2007, up 8% from $51.2 million in 2006. Licensing revenues were $1.1 million in 2007 and 2006.

In the wholesale division, net sales of the Company's Florsheim and Stacy Adams brands were up 19% and 10%, respectively, while the Nunn Bush brand was down 4%. The increase at Florsheim was driven by the continued strong sales of its styles at retail, which, in recent years, have been expanded to include more contemporary and casual silhouettes. Additionally, beginning January 1, 2007, the Company began selling Florsheim product in Canada, which had previously been distributed by a third party licensee. This added $1.1 million, or approximately 8%, to the Florsheim sales for the quarter. The Company expects total Florsheim Canadian sales to be approximately $4 to $5 million in 2007. Stacy Adams had increased sales to national shoe chains. Nunn Bush has been performing well at retail, but its first quarter sales were negatively impacted by $1.6 million due to the loss of a significant customer in 2006.

Retail sales were $7.25 million for the first quarter of 2007, up 3.5% from $7.0 million in 2006. This was primarily due to the addition of four new stores since last year. Same store sales were flat.

Operating earnings were $8.7 million, up 6% from $8.2 million in 2006. Operating earnings as a percent of net sales were 13.6% in 2007 and 13.8% in 2006.

"We are very pleased with our overall first quarter wholesale performance, which resulted in record sales and earnings for the Company," stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group.

The Company's Board of Directors declared a quarterly cash dividend on May 1, 2007 of $.11 per share to all shareholders of record on June 1, 2007, payable July 2, 2007. This represents an increase of 22% above the previous quarterly dividend rate of $.09. The impact of this will be to increase cash dividends paid annually by approximately $900,000.

Weyco Group will host a conference call on Thursday, May 3, 2007, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call please dial (866) 578-5788 or (617) 213-8057, referencing passcode #11319825, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010 or (617) 801-6888, referencing passcode #85380710. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at http://www.weycogroup.com.

Weyco Group, Inc., designs and markets moderately priced and better-grade men's branded footwear for casual, fashion, and dress lifestyles. The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams. The Company also operates a number of retail stores in the U.S. and Europe.

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
For the three months ended March 31, 2007 and 2006

	2007	2006
NET SALES	$63,858,057	$59,288,211

COST OF SALES	40,806,918	38,255,321

Gross earnings	23,051,139	21,032,890

SELLING AND ADMINISTRATIVE EXPENSES	14,372,827	12,826,628

Earnings from operations	8,678,312	8,206,262

INTEREST INCOME	507,566	461,859

INTEREST EXPENSE	(123,035)	(178,822)
OTHER INCOME AND EXPENSE, net	1,781	(5,270)

Earnings before provision for income taxes	9,064,624	8,484,029

PROVISION FOR INCOME TAXES	3,370,000	3,175,000

Net earnings	$5,694,624	$5,309,029

WEIGHTED AVERAGE SHARES
Basic	11,664,431	11,577,837
Diluted	12,119,780	12,081,328

EARNINGS PER SHARE
Basic	$.49	$.46
Diluted	$.47	$.44

CASH DIVIDENDS PER SHARE	$.09	$.07

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,643,572	$15,314,140
Marketable securities, at amortized cost	1,246,245	1,600,871
Accounts receivable, net	40,709,644	30,641,632
Inventories	38,889,077	51,000,849
Deferred income tax benefits	927,161	949,109
Prepaid expenses and other current assets	1,560,790	1,715,859
Total current assets	95,976,489	101,222,460
MARKETABLE SECURITIES, at amortized cost	41,029,406	40,361,296
OTHER ASSETS	8,826,838	8,725,346
PLANT AND EQUIPMENT, net	28,286,459	28,445,900
TRADEMARK	10,867,969	10,867,969
	$184,987,161	$189,622,971

LIABILITIES & SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$8,791,809	$10,957,518
Accounts payable	5,261,199	12,398,740
Dividend payable	1,054,075	1,054,354
Accrued liabilities	7,122,101	8,430,267
Accrued income taxes	2,725,406	72,907
Total current liabilities	24,954,590	32,913,786
LONG-TERM PENSION LIABILITY	6,750,743	6,620,842
DEFERRED INCOME TAX LIABILITIES	1,699,987	1,915,869
SHAREHOLDERS' INVESTMENT:
Common stock	9,086,456	9,129,256
Class B common stock	2,580,587	2,585,087
Capital in excess of par value	8,109,141	7,576,096
Reinvested earnings	137,124,977	134,264,076
Accumulated other comprehensive loss	(5,319,320)	(5,382,041)
Total shareholders investment	151,581,841	148,172,474
	$184,987,161	$189,622,971

CONSOLIDATED STATEMENTS
OF CASH FLOWS (Unaudited)
For the three months ended March 31, 2007 and 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,694,624	$5,309,029
Adjustments to reconcile net
earnings to net cash provided by
operating activities -
Depreciation	614,908	543,631
Amortization	20,811	15,576
Deferred income taxes	(252,934)	(234,313)
Stock-based compensation	73,991	--
Pension expense	332,337	298,251
Loss on sale of assets	--	13
Increase in cash surrender value of life
insurance	(129,630)	(125,535)
Changes in operating assets and
liabilities -
Accounts receivable	(10,068,012)	(9,087,136)
Inventories	12,111,772	7,166,644
Prepaids and other current assets	183,207	353,227
Accounts payable	(7,137,541)	(5,102,179)
Accrued liabilities and other	(1,389,304)	(832,671)
Accrued income taxes	2,679,499	1,803,680
Net cash provided by operating
activities	2,733,728	108,217

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(380,321)	(9,084,960)
Proceeds from maturities of marketable
securities	46,026	581,072
Purchase of plant and equipment	(515,054)	(282,097)
Proceeds from sales of plant and equipment	60,000	996
Net cash used for investing activities	(789,349)	(8,784,989)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(1,054,354)	(810,241)
Shares purchased and retired	(1,879,739)	(471,606)
Proceeds from stock options exercised	324,840	289,467
Repayments under revolving credit agreement	(2,165,709)	(59,570)
Income tax benefit from the
exercise of stock options	160,015	156,681
Net cash used for financing activities	(4,614,947)	(895,269)

Net decrease in cash and cash equivalents	(2,670,568)	(9,572,041)

CASH AND CASH EQUIVALENTS at
beginning of period	$15,314,140	$22,780,913

CASH AND CASH EQUIVALENTS at end of period	$12,643,572	$13,208,872

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$721,792	$1,201,281

Interest paid	$170,544	$182,770